EXHIBIT 2

Disclosure Controls and Procedures for Annual and Semi-Annual SHAREHOLDER REPORTS

These procedures recognize the importance of completing the financial statements in a timely manner in accordance with regulatory deadlines.
Subject to the overall goal of completing financial statements within regulatory deadlines, the procedures also recognize that the time frames set forth herein are approximate in order to take into account variations for funds and/or situations which require more time to complete the financial statements and/or resolve issues that arise.

Any issue arising in the performance of these procedures is addressed and resolved promptly, including bringing such issue to the attention of a person(s)/area(s) (including, if necessary, third party service providers such as fund counsel, independent auditors or fund boards or committees) with appropriate authority to address and resolve the issue in order for the shareholder reports to be finalized in accordance with the relevant time frames.

Dreyfus Fund Accounting-Financial Statements

These procedures are for the preparation, review and finalization of annual and semi-annual financial statements for Dreyfus-managed funds/series ("fund" or "funds"). Financial statements consist of a statement of investments, a statement of assets and liabilities, a statement of changes in net assets, a statement of operations, and a financial highlights table, including notes to these statements and table.
Financial statements for each fund are produced twice a year for its annual and semi-annual reporting periods. These procedures, generally, describe the tasks performed by Dreyfus Fund
Accounting on a daily, monthly and semi-annual basis for the preparation, review and finalization of the financial statements. The process of preparing, reviewing and finalizing a fund's financial statements is usually completed within 50 calendar days after the end of the fund's reporting period.

Procedure.

1) Daily Tasks

Each business day, Dreyfus Fund Accounting
Calculates a net asset value ("NAV") per share for each fund (or class, if a fund has more than one class of shares) in accordance with the fund's charter documents, prospectus, statement of additional information and valuation procedures approved by its governing board (collectively, the "Valuation Procedures").
To accomplish this, Dreyfus Fund Accounting prepares a daily trial balance (comprised of all assets, liabilities, capital, income and expense accounts) and a daily pricing report
(showing all fund portfolio positions at current market value, in accordance with the Valuation
Procedures). These reports are generated automatically by Dreyfus' PAS accounting system1 from information received electronically from trading desks and pricing and other external data services, or input manually by Dreyfus
Fund Accounting.2 PAS also calculates daily income accruals, which are reviewed independently by Dreyfus Fund Accounting2.
Transmission of NAV information to the transfer agent from PAS is manually verified on a daily basis. Details of asset and liability accounts used for daily pricing are compared to the general ledger on a daily basis. All trades are confirmed daily, and all open corporate actions are verified to custodian reports daily.

In accordance with the Valuation Procedures, there are also various pricing controls such as tolerance and variance checks, which are used in the verification of daily pricing reports. Certain portfolio positions also may be "fair valued" in accordance with the Valuation
Procedures.  The combination of Dreyfus Fund
Accounting controls3 and the PAS system are designed to produce accurate daily trial balance and daily pricing reports.

2) Monthly Tasks

As of the end of each month, the Treasury
Department of Dreyfus Fund Accounting prepares a monthly close for each fund, consisting of a reconciliation of all journal items for that month, including income, purchases, sales and capital stock journals, to the month-end trial balance. A reconciliation of fund portfolio pricing positions on the PAS system with portfolio pricing positions shown on the books of the fund's custodian is performed as of each month end. The reconciliation is performed by the PAS system and verified by Dreyfus Fund
Accounting. All past due items (or money items owed to the fund) are researched and pursued for collection, as appropriate, including contacting the fund custodian (who assists with research and collection). The Treasury Department of Dreyfus Fund Accounting performs the foregoing tasks within 10 business days of month-end. Prior to five business days before each month end, expense payments paid up to that date are compared to accruals and any appropriate adjustments to accrual rates are made.

3) Semi-Annual/Annual Tasks

As of each reporting date, a financial statement trial balance is created by Dreyfus Fund Accounting.
This trial balance is a combination of the daily trial balance on the reporting date and any processing adjustments for cash, capital stock and accruals. A statement of investments (which includes portfolio position amounts, market values and security descriptions) is prepared as of each reporting date based on the pricing report as of the reporting date. The statement of investments is sorted in accordance with financial statement format (i.e., by security type, country, industry, state, maturity, etc., as applicable). In addition a set of audit work papers is prepared. Audit work papers are a compilation of monthly closes since the last annual reporting date and include schedules such as the investment and capital stock summaries and per share data used in the preparation of the financial statements. Within 15 to 20 days after the reporting date, the Treasury Department of Dreyfus
Fund Accounting completes these tasks and provides the completed audit work papers, a financial statement trial balance and a statement of investments to the Financial Reporting Department of Dreyfus Fund
Accounting.

4) Preparation of Financial Statements

A schedule for the completion of the tasks in this
Section 4 and in Section 5 below is established for each fund (a sample schedule is attached hereto as Exhibit A), with the goal of having the final blueprint draft of the financial statements completed within 40 to 45 calendar days following the end of the reporting period.

The Financial Reporting Department reviews the completed audit work papers, including the trial balance, after which it produces the fund's statements of assets and liabilities, operations and changes in net assets.

This process includes performing the following tasks:

  *Inserting the prior annual ending balances.
   (This step completes the statement of
   changes in net assets and the balance
   sheet reconciliation.)

  *Inputting capital stock information from the capital stock summary in the audit work papers, including purchases and sales of fund shares, into the financial reporting system of DST
   Systems, Inc., after which per share
   information is produced.

  *Reviewing the statements of assets and
   liabilities and operations, which are created from the financial statement trial balance, and the statement of changes in net assets.

The Financial Reporting Department also is
Responsible for performing independent
reconciliations of the fund's statement
of operations to the fund's balance sheet with respect to the following balance sheet items:

  *Paid-in capital.

  *Undistributed income.

  *Realized gain / loss.

  *Unrealized appreciation / depreciation.

  *Fund shares.

  *Securities sold short.

  *Financial futures.

The Financial Reporting Department is responsible for the financial highlights table in the fund's financial statements, including performing the following tasks:

  *Inputting all prior period information from the prior period statements (to determine current period flows).

  *Inputting per share dividends paid as depicted on schedule received from the Technical Reporting
   Department of Dreyfus Fund Accounting and verify to corresponding schedule included in audit work papers.

  *Reviewing fund share balance information and completing associated calculations.

  *Reviewing and inserting total return data from the Financial Reporting Department.

  *Inserting portfolio turnover ratio, expense ratios and per share data from audit work papers.

Notes to the fund's financial statements also are created by the Financial Reporting Department, based on the prior period notes and in conjunction with additions or changes to notes resulting from Securities and Exchange Commission ("SEC") requirements/pronouncements, pronouncements of the
American Institute of Certified Public Accountants or other matters deemed necessary for full disclosure in the financial statements. In addition, the following regular reports prepared by Dreyfus Fund Accounting are reviewed to determine if additional disclosures are required to be made with respect to the fund's notes to financial statements:

  *Undertaking / reimbursement report.

  *Shareholder fee servicing report.

  *Securities lending report.

  *Borrowing report.

  *Management fee report.

Other responsibilities of the Financial
Reporting Department include review of the following statements (which are prepared by the Treasury Department and provided as part of the audit work papers):

  *Statement of investments (including all related notes and disclosures).

  *Statement of financial futures (if applicable).

  *Statement of securities sold short (if applicable).

  *Statement of options written (if applicable).

5) Production of Financial Statements

The Financial Reporting Department provides a
First draft of the financial statements to DeskTop Production approximately 30 calendar days following the fiscal period end. DeskTop
Production coordinates the typesetting of the financial statements. In addition, any non-financial information such as letters to shareholders and audit opinions, is also sent to DeskTop Production for initial typesetting. The initial typeset draft, the re-handled typeset draft and the blueprint draft each is reviewed by the Financial Reporting Department (including the
Financial Reporting Manager), the Treasury
Department (including the Treasury Manager and
Treasury Senior Manager) and the Tax Department.
Annual reports are also reviewed by the fund's independent auditors. The Financial Reporting
Department coordinates all comments with DeskTop
Production and authorizes release for printing after the blueprint draft is reviewed and finalized within 45 calendar days following the end of the reporting period.

Investor Communications

Procedure-Letters from the Chairman and Letters to Shareholders.

  *During the last two weeks of a fiscal period, Investor Communications will schedule interviews between a writer(s) from MZ Communications and the fund's portfolio managers.

  *During the second week following the end of a fiscal period, MZ Communications will deliver the draft letters to Investor Communications, via e-mail.

  *The Investor Communications manager will review and edit the drafts for grammar, accuracy, style, etc.

  *The Investor Communications manager will distribute each draft to the fund's portfolio manager for initial "Red") review and request comments/changes from the portfolio manager within two to three business days.

  *The Investor Communications manager will incorporate the portfolio manager's comments/changes, when received, attach the appropriate "Letter from the
   Chairman" and distribute the revised
   draft to the portfolio manager,
   the Legal Department and Dreyfus Fund
   Accounting for secondary ("Yellow")
   review.  The Investor Communications
   manager will request comments/changes
   from the above parties within two to
   three business days.

  *The Investor Communications manager will incorporate comments/changes from the above parties when received. This may include resolving issues with conflicting comments/changes and additional review by the Legal Department. Once all comments/changes are incorporated, the Investor Communications manager will forward the drafts to Proofreading for review.

  *When any necessary revisions have
   been made and Proofreading has
   signed-off on the draft, the Investor
   Communications manager will forward
   the "Final" copy to DeskTop Production
   for typesetting.

  *DeskTop Production will typeset the copy, usually within one business day, and return the typeset draft to the Investor
   Communications manger.  The Investor
   Communications manager will forward the
   typeset draft to Proofreading to slug
   against the final copy.  If any
   revisions are necessary, this step
   will be repeated until the typeset
   draft is clean.

  *The Investor Communications manager
   will request a blueprint draft from the
   Production Department, via e-mail.

  *When the blueprint draft is received
   From the Production Department,
   the Investor Communications manager
   will forward it to Proofreading to
   slug against the typeset draft.
   If any revisions are necessary,
   this step will be repeated until
   the blueprint draft is clean.

  *The Investor Communications manager
   will inform the Production Department
   and DeskTop Production that the
   blueprint draft is clean and may
   be released, via e-mail.

  *The Investor Communications manager
   will track the entire process on
   the Report Status Spreadsheet,
   located on Investor Communication's
   Shared Drive (J-drive).

This procedure is normally completed within 40 calendar days of the end of the fiscal period.

Dreyfus Fund Accounting-Fund and Index
Performance Statistics in Letters to Shareholders4

Procedure. Within three to five business days after the financial reporting period is concluded, the Technical Reporting Department in Dreyfus Fund Accounting computes fund performance statistics for the applicable period to be included in the Letter to Shareholders in the annual and semi-annual shareholder reports and provides such statistics to the portfolio manager, the accounting managers and Investor
Communications.  The fund total return
performance is calculated using the Towers
Data Hypo, a performance system used by Dreyfus
Fund Accounting. Any yields and distribution rates to be included in the Letter to Shareholders are calculated manually5 by the Technical Reporting Department.
Performance calculations for a particular index are obtained from an outside source
(e.g., Lipper, Lehman, Bloomberg, etc.) by
Investor Communications. The steps involved in this process are as follows:

  *The Technical Reporting Department
   provides fund performance statistics
   to the portfolio manager and Investor
   Communications within five business
   days of applicable period end.

  *The draft Letter to Shareholders,
   Containing the fund performance
   statistics that the Technical
   Reporting Department previously
   provided to Investor Communications,
   is received from Investor Communications by the Technical Reporting Department and reviewed with respect to fund performance statistics within two business days of receipt.

  *When all fund performance statistics,
   including any changes, are finalized,
   those final statistics are approved by
   the Technical Reporting Department and
   forwarded to Investor Communications by
   the due date indicated by Investor
   Communications.

Annual Shareholder Report Only

Procedure-Footnotes to performance graph
(annual reports only).

1. At least two weeks prior to the end of the fiscal period, Investor Communications will incorporate any changes into graph files, including graphs of the same type when applicable, and send them to Proofreading for comparison against the previous annual graphs.

2. Investor Communications will forward
graph file(s), via e-mail, to Dreyfus
Fund Accounting for review.

3a. If no further revisions are required, Dreyfus Fund Accounting will forward the prepared graph plots (when received) and the footnote files to the Production
Department to merge (proceed to step 4).

3b. If further revisions are required, Dreyfus
Fund Accounting will provide revisions to Investor Communications. Investor
Communications will incorporate changes and forward the revised file(s), via e-mail, to Dreyfus Fund Accounting. Dreyfus Fund
Accounting will forward the prepared graph plots and the footnote files to the Production
Department to merge (proceed to step 4).

4. Once the Production Department has produced a typeset graph file (usually within 14 calendar days following the close of the fiscal period), they will forward it to Dreyfus Fund Accounting for approval.

5a. If no further revisions are required, Dreyfus Fund Accounting will forward
Investor Communications a copy of the
typeset graph to circulate with the
Yellow stage of shareholder letters,
usually within 14 calendar days
(proceed to step 6).

5b. If further revisions are required,
Dreyfus Fund Accounting will provide
revisions to the Production Department.
The Production Department will incorporate changes and forward the revised graph(s) to Dreyfus Fund Accounting. Dreyfus Fund
Accounting will forward Investor
Communications a copy of the typeset
graph to circulate with the Yellow stage of shareholder letters, usually within
14 calendar days (proceed to step 6).

6. Investor Communications seeks to circulate the graph with the shareholder letter in the Yellow. It will be noted on the Yellow stage cover sheet whether or not a graph accompanies the letter, so that the attorney and portfolio manager are aware of the attachment. If a graph is circulated independent of the letter, the distribution will not include Dreyfus Fund Accounting.

7a. If there are no comments regarding the graph noted on the Yellow copy proceed to step 10a.

7b. If there are comments regarding the graph noted on the Yellow copy, comments to the graph should be noted on the Yellow copy
(by the Legal Department/portfolio management) and faxed to Dreyfus Fund Accounting by Investor Communications (Report Manager) when received. Investor Communications will then contact Dreyfus Fund Accounting to determine whether or not the changes are required.

8a. If no further revisions are necessary proceed to step 10a.

8b. If further revision(s) are necessary and agreed upon by Dreyfus Fund Accounting
Investor Communications will send the
corrections to the Production Department for revision.

9. Once the Production Department has made the necessary revisions to the graph, they will forward a hard copy, from desktop, to Investor Communications. Investor
Communications and Proofreading will
confirm the corrections and sign off
accordingly.  (The revised hard copy
must accompany a copy of the corrections received from Dreyfus Fund Accounting.)

10a. If no further revisions are necessary
Investor Communications will notify
Dreyfus Fund Accounting that the file
is final as of the noted date and fax
a final copy, signed and dated, to
Dreyfus Fund Accounting.  Dreyfus Fund
Accounting will notify the Financial
Reporting Department of Dreyfus Fund
Accounting and advise the Production
Department to "go blue".

10b. If further revisions are necessary
return to step 9.

Investor Communications will be responsible for recording the monthly status of graphs as they are circulated and finalized, keeping copies of previous annuals, current circulated copies and any subsequent corrections, and final copies.

This procedure is normally completed within 40 calendar days of the end of the fiscal period.

Dreyfus Fund Accounting-Performance Graph
Procedure. Investor Communications forwards a copy of the performance graph footnotes
(based on prior period footnotes and in
conjunction with additions or changes resulting from SEC or National Association of Securities
Dealers, Inc. requirements/pronouncements) to the Technical Reporting Department of Dreyfus
Fund Accounting.  The Technical Reporting
Department then performs the following tasks in the preparation, review and finalization of the performance graph:

  *Finalizes footnotes with Investor
   Communications within 10 calendar days
   after the end of the reporting period.

  *Creates chart with necessary plot points for fund performance and appropriate indexes. The information for the fund performance plot points is obtained by using the Towers Data Hypo. The total return index performance information is obtained from an outside source (e.g., Lipper, Lehman, Bloomberg, etc.), for which Technical Reporting computes plot points. The chart, containing the plot points for the fund and index performance, along with the footnotes to the graph, is provided to the Production Department within 15 calendar days after the end of the reporting period, and the Production
   Department converts the information
   contained in the chart into graph form.

  *Upon receipt of the graph from the
   Production Department, Investor
   Communications distributes a completed
   version of the graph and footnotes to
   the Technical Reporting Department for
   review and comment.

  *The Technical Reporting Department
   reviews and coordinates any changes
   with Investor Communications within
   two business days.

  *Investor Communications provides the Technical
   Reporting Department with the final draft of the graph and footnotes, which the Technical
   Reporting Department promptly reviews and, if accurate, provides approval to the Production
   Department and to the Financial Reporting
   Department to produce a blueprint within two business days.

  *The Technical Reporting Department promptly reviews the blueprint draft of the graph for accuracy and finalization within two business days.

Certification

Each of (1) the Financial Reporting Manager and the Treasury Senior Manager or designee(s),
(2) Investor Communications and (3) a
Technical Reporting Senior Manager or designee shall sign a certification (in the forms attached hereto as Exhibit B, Exhibit C and Exhibit D, respectively). The certifications shall be provided to the fund's principal executive officer and principal financial officer in conjunction with their review of reports for which they will be providing required certifications in connection with regulatory filings.

Evaluation

Within the first three weeks of each calendar quarter, Dreyfus Fund Accounting and Investor
Communications shall evaluate the effectiveness of these procedures in preparing, reviewing and finalizing the annual and semi-annual shareholder reports. This evaluation shall include a review of these procedures, the results from following these procedures, and any failure of the procedures in connection with the preparation, review and finalization of such shareholder reports and any recommended changes.

October 2002


-13-

1 Dreyfus PAS accounting system is a third party, integrated general ledger accounting system used by Dreyfus Fund Accounting.

2 Manually input data is verified for accuracy by a second person.

3 Further detailed in Dreyfus Fund Accounting's internal control procedures.

4 Fund-level performance statistics calculated in accordance to Form N1-A or otherwise for the reporting (not including any security, sector or other calculations not representing the performance of the fund as a whole).

5  Manual calculations are verified for accuracy by a second person.